SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO

(Amendment No. 2)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

Hyperscale Data, Inc.

(Name of Subject Company (Issuer))

Hyperscale Data, Inc.

(Names of Filing Persons (Issuer and Offeror))

Class A Common Stock, $0.001 par value per share

(Title of Class of Securities)

09175M804

(CUSIP Number of Class of Securities)

Henry Nisser

President and General Counsel

Hyperscale Data, Inc.

11411 Southern Highlands Pkwy #240

Las Vegas, NV 89141

Telephone: (949) 444-5464

(Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications on Behalf of Filing Persons)

With copies to:

Spencer G. Feldman, Esq.

Kenneth A. Schlesinger, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019
Tel: (212) 451-2300

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

INTRODUCTION

This Amendment No. 2 (this “Amendment No. 2”) amends and supplements the Issuer Tender Offer Statement on Schedule TO (as amended and together with any subsequent amendments and supplements thereto, including this Amendment No. 2, the “Schedule TO”), originally filed with the Securities and Exchange Commission (the “SEC”) on May 26, 2026, by Hyperscale Data, Inc., a Delaware corporation (“Hyperscale Data” or the “Company”). The tender offer is subject to the conditions set forth in the Offer to Purchase, dated May 26, 2026 (the “Offer to Purchase”).

This Amendment No. 2 is intended to satisfy the reporting requirements of Rule 13e-4(c)(4) under the Securities Exchange Act of 1934, as amended. Only those items amended are reported in this Amendment No. 2. Except as specifically provided herein, the information contained in the Schedule TO remains unchanged and this Amendment No. 2 does not modify any of the information previously reported on the Schedule TO. This Amendment No. 2 should be read in conjunction with the Schedule TO and all of the exhibits thereto, including the Offer to Purchase and related tender offer documents, as each may be amended or supplemented from time to time.

ITEM 11.	ADDITIONAL INFORMATION.

Item 11 of the Schedule TO is hereby amended and supplemented by adding the following:

“On January 9, 2026, the Company issued a press release announcing the preliminary results of the Offer, which expired at one minute are 11:59 p.m., New York City time, on Monday, June 8, 2026. A copy of the press release is filed as Exhibit (a)(5)(C) hereto and is incorporated by reference herein.”

ITEM 12.	EXHIBITS.

Exhibit Number	Description
(a)(1)(A)	Offer to Purchase dated May 26, 2026 (incorporated herein by reference from the Original Schedule TO, filed on May 26, 2026).
(a)(1)(B)	Letter of Transmittal (incorporated herein by reference from the Original Schedule TO, filed on May 26, 2026).
(a)(1)(C)	Notice of Guaranteed Delivery (incorporated herein by reference from the Original Schedule TO, filed on May 26, 2026).
(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference from the Original Schedule TO, filed on May 26, 2026).
(a)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated herein by reference from the Original Schedule TO, filed on May 26, 2026).
(a)(5)(A)	Press Release dated May 15, 2026 (incorporated herein by reference to the Company's Schedule TO-C filed on May 15, 2026).
(a)(5)(B)	Press Release dated May 26, 2026 (incorporated herein by reference from the Original Schedule TO, filed on May 26, 2026).
(a)(5)(C)	Press Release dated June 9, 2026.*
(b)	Not Applicable.
(d)(1)	2021 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Form DEF 14A filed on July 6, 2021 as Appendix B thereto).
(d)(2)	2022 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Form DEF 14A filed on September 23, 2022 as Annex B thereto).
(d)(3)	Form of Class A Warrant, dated December 29, 2021 (incorporated by reference to the Current Report on Form 8-K filed on January 3, 2022 as Exhibit 4.2 thereto).
(d)(4)	Form of Class B Warrant, dated December 29, 2021 (incorporated by reference to the Current Report on Form 8-K filed on January 3, 2022 as Exhibit 4.3 thereto).
(d)(4)	Form of Class A Warrant (incorporated by reference to the Current Report on Form 8-K filed on November 8, 2022 as Exhibit 4.1 thereto.
(d)(5)	Form of Class B Warrant. Incorporated by reference to the Current Report on Form 8-K filed on November 8, 2022 as Exhibit 4.2 thereto.
(d)(6)	Form of Warrant issued October 13, 2023 (incorporated by reference to the Current Report on Form 8-K filed on October 16, 2023 as Exhibit 4.2 thereto).
(d)(7)	Securities Purchase Agreement, dated November 3, 2023, with Ault & Company, Inc. (incorporated by reference to the Current Report on Form 8-K filed on November 7, 2023 as Exhibit 10.1 thereto).

Exhibit Number	Description
(d)(8)	Form of Series C Warrant (incorporated by reference to the Current Report on Form 8-K filed on November 7, 2023 as Exhibit 10.2 thereto).
(d)(9)	Securities Purchase Agreement, dated as of December 21, 2024, by and between the Company and Ault & Company, Inc. (incorporated by reference to the Current Report on Form 8-K filed on December 23, 2024 as Exhibit 10.1 thereto).
(d)(10)	Form of Series G Warrant (incorporated by reference to the Current Report on Form 8-K filed on December 23, 2024 as Exhibit 10.2 thereto).
(d)(11)	Exchange Agreement, dated March 21, 2025, by and between the Company and SJC Lending LLC (incorporated by reference to the Current Report on Form 8-K filed on March 24, 2025 as Exhibit 10.1 thereto).
(d)(12)	Form of Convertible Promissory Note (incorporated by reference to the Current Report on Form 8-K filed on March 24, 2025 as Exhibit 4.1 thereto).
(d)(13)	Form of Note Purchase Agreement, dated December 2, 2025 (incorporated by reference to the Current Report on Form 8-K filed on December 2, 2025 as Exhibit 10.2 thereto).
(d)(14)	Form of Convertible Promissory Note, dated December 2, 2025 (incorporated by reference to the Current Report on Form 8-K filed on December 2, 2025 as Exhibit 4.1 thereto).
(d)(15)	2025 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Form DEF 14A filed on December 4, 2025 as Annex B thereto).
(d)(16)	Amended and Restated At-the-Market Issuance Sales Agreement, dated January 16, 2026, with Spartan Capital Securities, LLC and Wilson-Davis & Co., Inc. (incorporated by reference to the Current Report on Form 8-K filed on January 16, 2026 as Exhibit 10.1 thereto).
(d)(17)	At-the-Market Issuance Sales Agreement, dated February 13, 2026, with Spartan Capital Securities, LLC (incorporated by reference to the Current Report on Form 8-K filed on February 13, 2026 as Exhibit 10.1 thereto).
(d)(18)	Securities Purchase Agreement, dated March 31, 2025 (incorporated by reference to the Current Report on Form 8-K filed on April 1, 2025 as Exhibit 10.1 thereto).
(d)(19)	Securities Purchase Agreement, dated July 31, 2025, between the Company and Ault & Company, Inc. (incorporated by reference to the Current Report on Form 8-K filed on August 1, 2025 as Exhibit 10.1 thereto).
(d)(20)	Amendment to the Securities Purchase Agreement dated July 31, 2025, by and between Hyperscale Data, Inc. and Ault & Company, Inc., dated November 7, 2025 (incorporated by reference to the Current Report on Form 8-K filed on November 7, 2025 as Exhibit 10.1 thereto).
(g)	Not Applicable.
(h)	Not Applicable.
107	Filing Fee Table (incorporated herein by reference from the Original Schedule TO, filed on May 26, 2026).

________________________

* Filed herewith

ITEM 13.	INFORMATION REQUIRED BY SCHEDULE 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HYPERSCALE DATA, INC.

Dated: June 9, 2026	By:	/s/ Henry Nisser
		Name:	Henry Nisser
		Title:	President and General Counsel

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